Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-193690 and 333-205099) of our report dated June 26, 2025, with respect to the financial statements and supplemental schedule of ONE Gas, Inc. 401(k) Plan included in this Annual Report on Form 11-K for the year ended December 31, 2024.

/s/ Forvis Mazars, LLP

Tulsa, Oklahoma
June 26, 2025